Exhibit 24

POWER OF ATTORNEY

        The undersigned certifies that he is an Officer of IKON Office Solutions, Inc. (“IKON”).

        The undersigned hereby appoints Maryanne Messenger, Mark A. Hershey, Christopher S. Parisi and Jannie K. Lau, and any of them, his attorneys and agents to execute, on his behalf and in his name, reports on Forms 3, 4 and 5 (relating to Beneficial Ownership of Securities) for filing with the Securities and Exchange Commission, and any amendments to said reports, and to do all such other acts and execute all such other documents that said attorneys and agents may deem necessary or desirable to enable the undersigned to report beneficial ownership of IKON securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to comply with all rules, regulations or requirements of the Securities and Exchange Commission in respect thereto.

        The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's obligations to comply with Section 16 of the Exchange Act.

        This Power of Attorney shall continue in full force and effect until the undersigned is no longer required to file Forms 3, 4 or 5 with respect to the undersigned's holdings of and transactions in IKON securities, unless earlier revoked in writing.

      Dated this 19th day of June, 2007.

Signed:	/s/ ROBERT F. WOODS Robert F. Woods